FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces
Exclusive Negotiations to Sell Company Including
Venezuela; Spin-off of Remaining Assets

HOUSTON, September 11, 2013 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced it has entered into exclusive negotiations with Pluspetrol Venezuela S.A., an entity belonging to one of the leading exploration and production companies in Latin America, to sell the outstanding shares of Harvest.  Under the proposed transaction, at closing Pluspetrol would retain Harvest’s 32% interest in Petrodelta S.A., while Harvest’s non-Venezuelan assets would be contributed to a new company (SpinCo) that would be spun off to Harvest’s shareholders.  SpinCo will be managed by Harvest’s current management team.

The total consideration for the proposed transaction with Pluspetrol is approximately $373 million. This consideration for the proposed transaction includes the assumption of the Company’s long-term debt and certain other obligations of the Company. The proposed transaction would be subject to customary working capital adjustments upon closing.

The remaining assets to be spun-off will include Harvest’s interest in Gabon, Indonesia, Colombia, and China, as Harvest continues its current process to maximize the value of these assets for its shareholders.

Harvest has agreed to negotiate exclusively with Pluspetrol for a specified period to reach a definitive merger agreement.  There can be no assurance that these negotiations will result in the proposed transaction or any other transaction for the sale of Harvest or any of its assets.

The closing of the proposed transaction would be subject to, among other things, approval by the Government of the Bolivarian Republic of Venezuela and the shareholders of Harvest, as well as any applicable consents necessary to effect the proposed transaction and the spin-off of any remaining assets.

While negotiations of the proposed transaction with Pluspetrol move forward, Harvest will continue to explore interim capital raising opportunities to obtain sufficient financing to fund its current projects and other corporate expenses.

James A. Edmiston, President and CEO of Harvest, said, “In spite of the consistent, profitable growth of Petrodelta, Harvest has not received the corresponding dividends from free cash flow required to fund our diversification strategy.  So, while our exploration programs have yielded significant success in Utah, Gabon and Indonesia, our uncompetitive cost of capital has placed our future growth possibilities at a distinct disadvantage.  This proposed sale and spin-off affords the Company and its shareholders the ability to reap the benefits of our exceptional portfolio in the near term.”

Conference call

Harvest will hold a conference call at 2:00 p.m. Central Daylight Time on Thursday, September 12, 2013, during which management will discuss the proposed transaction.  The conference leader will be James A. Edmiston, President and Chief Executive Officer.  To access the conference call, dial 800-344-6698 or 785-830-7979, five to ten minutes prior to the start time.  At that time you will be asked to provide the conference number, which is 3073565.  A recording of the conference call will also be available for replay at 719-457-0820, passcode 3073565 through September 17, 2013.

The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com.  To listen to the live webcast, enter the website fifteen minutes before the call to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call and will remain on the website for approximately 90 days.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and business development offices in Singapore and the United Kingdom.  For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow, timing and certainty of future transactions and our business strategy.  All statements other than statements of historical facts may constitute forward-looking statements.  Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2012 Annual Report on Form 10-K and other public filings.